Exhibit 99.1

PRESS RELEASE

CONTACT

ROB ANDERSON

CapStar and Certain Directors and Officers Announce Stock Purchase Agreement with Corsair

NASHVILLE, TN, September 9, 2019 (GlobeNewswire) CapStar Financial Holdings, Inc. (the “Company”) (NASDAQ:CSTR) announced today that it has purchased 129,786 shares of the Company’s common stock from funds managed by Corsair Investments, L.P. (“Corsair”) for a price of $15.41 per share and a total purchase price of approximately $2 million, representing a purchase price equal to the September 5, 2019 closing price of the Company’s common stock, pursuant to a Securities Purchase Agreement with Corsair dated September 9, 2019.

Additionally, the Company announced that Dennis C. Bottorff, the Chairman of the Company’s board of directors, and Timothy K. Schools, President and Chief Executive Officer of the Company, each purchased 32,446 shares of the Company’s common stock and eight (8) other directors and members of Company management purchased a total of 162,232 shares of the Company’s common stock for a total purchase price of approximately $3.50 million.

About CapStar Financial Holdings, Inc.

CapStar Financial Holdings, Inc. is a bank holding company headquartered in Nashville, Tennessee and operates primarily through its wholly owned subsidiary, CapStar Bank, a Tennessee-chartered state bank. CapStar Bank is a commercial bank that seeks to establish and maintain comprehensive relationships with its clients by delivering customized and creative banking solutions and superior client service. As of June 30, 2019, on a consolidated basis, CapStar had total assets of $2.02 billion, gross loans of $1.44 billion, total deposits of $1.72 billion, and shareholders’ equity of $262.66 million. Visit www.capstarbank.com for more information.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to, the risks detailed from time to time in the Company’s periodic and current reports filed with the Securities and Exchange Commission, including those factors included in the Company’s most recent Annual Report on Form 10-K under the headings “Item 1A. Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company cautions investors that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Accordingly, investors should not place undue reliance on any such forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.